EXHIBIT 99.1

June 23, 2010

Eagle Rock Issues Reminder of Expiration of Rights Offering

Houston - Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) today issued a reminder that the rights offering, which was launched on June 1, 2010, will expire at 5:00 p.m., New York City time, on June 30, 2010, unless extended.  Any rights that are not exercised on or before this time will expire and have no further value.  The rights currently trade on the NASDAQ Global Select Market under the symbol “EROCR” and can be traded until the close of business on June 30, 2010, the expiration date of the rights offering.  Rights purchased after June 25, 2010 may settle after the expiration date, in which case investors wishing to exercise those rights must follow the guaranteed delivery procedures described in the rights offering prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on May 27, 2010.

The Partnership distributed 0.35 rights for each common unit held of record as of May 27, 2010.  If you hold rights and wish to participate in the rights offering, you must instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf. Your broker, custodian bank or other nominee will instruct you as to the steps required to exercise your rights and may require you to act several days before the expiration of the rights offering in order to timely submit payment and other documents on your behalf. Your rights will not be considered exercised unless the rights agent receives from your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription payment before the expiration of the rights offering. Holders of record must complete the appropriate rights certificates and submit them directly to the rights agent with the proper payment. All required documentation and payment, whether delivered by a record holder, broker, custodian bank, or other nominee, must be received by the rights agent by no later than 5:00 p.m., New York City time, on June 30, 2010.

The rights offering will be made only by means of the prospectus supplement, which the Partnership filed with the SEC on May 27, 2010.  This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.  Rights holders needing assistance in participating in the rights offering or needing copies of the rights offering materials, including the prospectus, should contact Morrow & Co, LLC, the information agent for the rights offering, at 800-607-0088.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts

Rights Offering Information Agent:
Morrow and Company, LLC
203-658-9400 (for brokerage firms and banks)
800-607-0088 (for unitholders)

Eagle Rock Energy Partners, L.P.:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst